VALASSIS

NEWS RELEASE

Valassis' Senior Convertible Notes Due 2033 Entitled to Convert

Livonia, Mich., Feb. 14, 2007: Valassis (NYSE: VCI), today announced that, in contemplation of the company's anticipated financing of the ADVO transaction and as expected, Moody's has lowered the company's existing Senior Convertible Notes due 2033 ("2033 Notes") to a rating of Ba2 with a stable rating outlook. Similarly, Standard & Poor's has lowered the rating on such 2033 Notes to BB- with negative implications on CreditWatch pending the closing of the financing. Both rating agencies rated the 2033 Notes slightly higher than the company's general rating to reflect the anticipated security interest that the noteholders will receive upon the closing of the ADVO transaction.

Pursuant to the indenture covering the company's 2033 Notes, the rating by Standard & Poor's triggers the right of the holder to convert these Notes. The 2033 Notes are currently convertible at a price of approximately $44 per share.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" from 1998 to 2006. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit Valassis' Web site at http://www.valassis.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis' customers and lead to reduced sales promotion spending; risks associated with the availability, timing and cost of financing Valassis' proposed acquisition of ADVO, Inc., which may affect the timing of the closing of the acquisition; the failure of ADVO's shareholders to approve Valassis' proposed acquisition of ADVO; and the challenges and costs of achieving synergies in connection with the proposed ADVO acquisition and integrating ADVO's operations. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Sherry Lauderback

Director, Investor Relations

(734) 591-7374

lauderbacks@valassis.com

Media Contact:

Mary Broaddus

Manager, Corporate Communications

(734) 591-7375

broaddusm@valassis.com